UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Form 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2015

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Anacor Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

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Delaware	001-34973	25-1854385
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1020 East Meadow Circle

Palo Alto, CA 94303-4230

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 543-7500

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 1, 2015, Graeme Bell will join Anacor Pharmaceuticals, Inc. (the “Company”) as its new Executive Vice President and Chief Financial Officer. Mr. Bell will succeed Geoffrey M. Parker as Executive Vice President and Chief Financial Officer, whose employment with the Company ceased on May 31, 2015. Mr. Parker will remain with the Company as a consultant to support the transition.

Mr. Bell, age 48, joins the Company from Merck & Co., Inc., where he served since 2010 as its Vice President, Country CFO, U.S. Human Health, responsible for the financial oversight and support of Merck’s U.S. pharmaceutical and vaccine business. Prior to his most recent role, Mr. Bell served in a number of positions of increasing responsibility at Merck, including as its Global Pharmaceutical Franchises Controller from 2009 to 2010, Country CFO, U.K. from 2008 to 2009 and Global Head of Investor Relations from 2004 to 2008. Mr. Bell has an MBA from Durham University (UK) and is a Fellow of the Chartered Institute of Management Accountants (CIMA).

There were no arrangements or understandings between Mr. Bell and any other persons pursuant to which he was selected as the Company’s Executive Vice President and Chief Financial Officer. There are no family relationships between Mr. Bell and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. The Company has not entered into any transactions with Mr. Bell that would require disclosure pursuant to Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”).

Mr. Bell’s offer letter with the Company provides for (i) an annual base salary of $400,000; (ii) eligibility to participate in the Company’s cash incentive bonus plan, with an annual cash incentive bonus target equal to 35% of base salary; (iii) a new hire long-term equity incentive award comprised of approximately $1,125,000 of time-based stock options, $375,000 of time-based restricted stock units, $500,000 of performance-based restricted stock units and $250,000 of supplemental performance-based restricted stock units; (iv) up to $150,000 in reimbursement for out-of-pocket relocation expenses; and (v) eligibility to participate in the Company’s benefit plans and arrangements.

In addition, Mr. Bell will enter into the Company’s (i) standard Change of Control and Severance Agreement for Executive Vice Presidents and Senior Vice Presidents, the terms of which are summarized under “Executive Compensation—Compensation Discussion and Analysis—Employment and Severance Agreements—Change of Control and Severance Agreements” in the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 30, 2015 (the “Proxy Statement”) and (ii) standard indemnification agreement for officers, the terms of which are summarized under “Related Person Transactions—Limitation on Liability and Indemnification Matters” in the Proxy Statement.

The Company and Mr. Parker entered into a six-month consulting agreement pursuant to which Mr. Parker will receive a monthly fee in the amount of $6,867 per month in exchange for the performance of specified services. In addition, the Company entered into a separate agreement with Mr. Parker providing for the payments and benefits specified in his Change of Control and Severance Agreement with the Company, the terms of which are summarized under “Executive Compensation—Compensation Discussion and Analysis—Employment and Severance Agreements—Change of Control and Severance Agreements” in the Proxy Statement. The receipt of such payments and benefits is subject to Mr. Parker’s execution of a general release of claims in favor of the Company. Mr. Parker waived his rights as to 50% of the outstanding unvested Company stock options held by him as of May 31, 2015. The remainder of Mr. Parker’s outstanding unvested equity awards will continue to vest in accordance with their terms during the consulting period.

On June 1, 2015, the Company issued a press release announcing the appointment of Mr. Bell and the engagement of Mr. Parker as a consultant. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

The World Health Organization has accepted the international non-proprietary name (or generic name) “Crisaborole” for the Company’s lead product development candidate, which the Company previously referred to as AN2728.  Crisaborole Topical Ointment, 2% is an investigational non-steroidal topical PDE-4 inhibitor for the potential treatment of mild-to-moderate atopic dermatitis and psoriasis.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
99.1	Press Release issued June 1, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANACOR PHARMACEUTICALS, INC.

By:	/s/ Ryan T. Sullivan
	Name:	Ryan T. Sullivan
	Title:	Senior Vice President and General Counsel

Date: June 3, 2015

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release issued June 1, 2015